Exhibit 99.1

FFBW, Inc. Announces Financial Results for the Three Months Ended September 30, 2022

Brookfield, WI, November 3, 2022 – FFBW, Inc. (Nasdaq: FFBW) (the “Company”), the parent company of First Federal Bank of Wisconsin (the “Bank”), a federally chartered stock savings bank offering full-service commercial banking, consumer banking and residential lending, today announced unaudited financial results for the three months ended September 30, 2022.  For the three months ended September 30, 2022, net income was $510,000, or $0.10 per diluted share, compared to $459,000, or $0.07 per diluted share, for the three months ended September 30, 2021, an 11.1% increase quarter to quarter. For the three months ending September 30, 2022, the dilutive weighted average shares outstanding were 5,234,000 compared to 6,374,000 for the three months ended September 30, 2021.

Share Repurchase Program

On September 1, 2022, the Company announced it had completed a program to repurchase 625,000 shares of its common stock and adopted a new program to repurchase up to an additional 400,000 shares of its common stock, which was approximately 7% of its remaining outstanding common stock. Through September 30, 2022, 81,000 shares were repurchased under the new repurchase program, reducing the total number of shares outstanding at the end of the quarter to 5,566,000.

Financial Highlights at September 30, 2022

•	At September 30, 2022, the Company’s tangible book value per share was $13.87.

•	At September 30, 2022, the allowance for loan loss was 1.09% of total loans and 1,702.8% of non-performing loans.

•	At September 30, 2022, the Bank had no other real estate owned (OREO).

Edward H. Schaefer, President and CEO, stated, “During the third quarter, we started to see the loan growth that we anticipated in the first half of the year. Continuing to fund profitable growth and share repurchases will require our team to execute both on our depository as well as loan growth plans given the pressure that rising rates are putting on liquidity. Additionally, with a possible recession in our future, we remain focused on our strong credit discipline. Thank you to the team for their commitment to increasing shareholder value.”

Income Statement and Balance Sheet Overview

Total interest and dividend income increased $493,000 or 18.4%, to $3.2 million for the three months ended September 30, 2022, compared to $2.7 million for the three months ended September 30, 2021.  Average interest-earning assets decreased $28.2 million, or 8.6%, to $298.9 million for the three months ended September 30, 2022, compared to $327.1 million for the three months ended September 30, 2021, and the weighted average yield on interest-earning assets increased 96 basis points when comparing the 2022 and 2021 periods. The increase in average yield was primarily the result of higher yielding additions to our loan and securities portfolios and an increase in the rate paid on our deposits with the Federal Reserve.

Total interest expense increased $4,000, or 1.6%, to $250,000 for the three months ended September 30, 2022, compared to $246,000 for the three months ended September 30, 2021.  Average interest-bearing liabilities decreased $12.9 million, or 6.4%, to $188.3 million for the three months ended September 30, 2022, from $201.2 million for the three months ended September 30, 2021. The rate paid on interest-bearing liabilities increased four basis points to 0.53% for the three months ended September 30, 2022, compared to 0.49% for the three months ended September 30, 2021.

Net interest margin was 3.91% for the three months ended September 30, 2022, compared to 2.94% for the three months ended September 30, 2021.

The loan loss provision was $93,000 for the three months ended September 30, 2022, compared to $0 for the three months ended September 30, 2021.  At September 30, 2022, our allowance for loan losses was $2.5 million, or 1.09%, of total loans.

Noninterest income decreased $78,000, or 23.9% to $248,000 for the three months ended September 30, 2022, compared to $326,000 for the three months ended September 30, 2021.  The decrease was due primarily to non-recurrence of grant income of $86,000 that was recognized in 2021.

Noninterest expense increased $218,000 to $2.4 million for the three months ended September 30, 2022, compared to $2.2 million for the three months ended September 30, 2021.  The increase was primarily due to an increase in salaries and employee benefits expenses of $174,000.

Total assets decreased $43.3 million, or 12.1%, to $313.8 million at September 30, 2022 from $357.1 million at December 31, 2021 resulting primarily from a decrease in cash and cash equivalents, reflecting a decrease in deposits and borrowings and share repurchase activity.

Nonaccrual loans were $0.1 million, or 0.06% of total loans, at September 30, 2022 and $0.3 million, or 0.13% of total loans, at December 31, 2021. Non-performing assets were $0.1 million, or 0.05% of total assets at September 30, 2022 and $0.3 million, or 0.08% of total assets, at December 31, 2021.

About the Company

FFBW, Inc. is the holding company for First Federal Bank of Wisconsin, a wholly owned subsidiary. The Company’s stock trades on the NASDAQ Capital Market under the symbol “FFBW.”  First Federal Bank of Wisconsin is a full-service stock savings bank based in Waukesha, Wisconsin, servicing customers in Waukesha and Milwaukee Counties in Wisconsin through six branch locations.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include but are not limited to: statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties, and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: general economic conditions, either nationally or in our market areas, that are worse than expected; economic or regulatory changes related to the COVID-19 pandemic; changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; our ability to implement and change our business strategies; competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our margins and yields, our mortgage banking revenues, the fair value of financial instruments or our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make; adverse changes in the securities or secondary mortgage markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; the impact of the Dodd-Frank Act and the implementing regulations; changes in the quality or composition of our loan or investment portfolios; technological changes that may be more difficult or expensive than expected; the inability of third-party providers to perform as expected; our ability to manage market risk, credit risk and operational risk in the current economic environment; our ability to enter new markets successfully and capitalize on growth opportunities;  our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames, and any goodwill charges related thereto; changes in consumer spending, borrowing and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board; our ability to retain key employees; our compensation expense associated with equity allocated or awarded to our employees; and changes in the financial condition, results of operations or future prospects of issuers of securities that we own. Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Contact: Edward H. Schaefer, President & CEO

(262) 542-4448

FFBW, Inc.

Balance Sheets

September 30, 2022 (Unaudited) and December 31, 2021

(In thousands)

	September 30,	December 31,
Assets	2022	2021

Cash and cash equivalents	$ 16,049	$ 67,002
Available for sale securities, stated at fair value	47,472	48,398
Net Loans	228,300	222,604
Premises and equipment, net	6,684	5,506
Other assets	15,278	13,567

TOTAL ASSETS	$ 313,783	$ 357,077

Liabilities and Equity

Deposits and escrow	$ 235,267	$ 255,352
Borrowings	-	6,500
Other liabilities	1,056	1,253
Total liabilities	236,323	263,105

Total equity	77,460	93,972

TOTAL LIABILITIES AND EQUITY	$ 313,783	$ 357,077

FFBW, Inc.

Condensed Statements of Income

Three Months Ended September 30, 2022 and 2021 (Unaudited)

(In thousands, except share data)

	2022	2021

Interest and dividend income:	$ 3,167	$ 2,674

Interest expense:	250	246

Net interest income	2,917	2,428
Provision for loan losses	93	-

Net interest income after provision for loan losses	2,824	2,428

Noninterest income:	248	326

Noninterest expense:	2,394	2,176

Income before income taxes	678	578
Provision for income taxes	168	119

Net income	$ 510	$ 459

Earnings per share
Basis	$ 0.10	$ 0.07
Diluted	$ 0.10	$ 0.07